Exhibit 5

Porter Wright
Morris & Arthur LLP

41 South High Street

Suites 2800-3200

Columbus, Ohio 43215-6194

Direct: 614-227-2059

Fax: 614-227-2100

Toll free: 800-533-2794

www.porterwright.com

 Cincinnati

Cleveland

Columbus

Dayton

Naples

Washington, DC

August 15, 2014

Rocky Brands, Inc.

39 East Canal Street

Nelsonville, Ohio 45764

Ladies and Gentlemen:

With respect to the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission by Rocky Brands, Inc., an Ohio corporation (the “Company”), under the Securities Act of 1933, as amended, relating to the registration of 500,000 common shares of the Company, without par value (the “Shares”), and attached preferred stock purchase rights (the “Rights”), to be issued pursuant to the 2014 Omnibus Incentive Plan (the “Plan”), we advise you as follows:

We are counsel for the Company and have participated in the preparation of the Registration Statement. We have reviewed the Company’s Second Amended and Restated Articles of Incorporation, as amended, the corporate action taken to date in connection with the Registration Statement and the registration of the Shares and Rights, and such other documents and authorities as we deem relevant for the purpose of this opinion.

Based upon the foregoing and in reliance thereon, we are of the opinion that:

1.    When the Shares shall have been issued and paid for in accordance with the provisions of the Plan, those Shares will be validly issued, fully paid and nonassessable.

2.     The Rights attached to the Shares have been duly authorized, and when issued pursuant to the Amended and Restated Rights Agreement, dated as of June 7, 2012, as may be amended from time to time, between the Company and Computershare Trust Company, N.A., will be the valid and binding obligations of the Company under the laws of the State of Illinois, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

We are opining herein only as to the effect of the federal laws of the United States, the law of the State of Ohio, including the statutory provisions, all applicable provisions of the Ohio Constitution and reported judicial decisions interpreting those laws, the law of the State of Illinois, including the statutory provisions, all applicable provisions of the Illinois Constitution and reported judicial decisions, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Rocky Brands, Inc

August 15, 2014

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Porter Wright Morris & Arthur LLP

PORTER WRIGHT MORRIS & ARTHUR LLP